Exhibit 99.1

MCBC Holdings, Inc. Reports Fiscal 2018 Second-Quarter and Year-To-Date Results

Net Sales and Income Rise Significantly with NauticStar Addition

VONORE, Tenn. – February 8, 2018 – MCBC Holdings, Inc. (NASDAQ: MCFT), the parent entity of MasterCraft Boat Company, LLC (“MasterCraft”), and Nautic Star, LLC (“NauticStar”), today announced financial results for its fiscal 2018 second quarter ended December 31, 2017.

Highlights:

•

Net sales for the second quarter increased to $78.4 million, up 53.4 percent from $51.1 million in the prior-year period from improvements in the MasterCraft core business and the inclusion of NauticStar. Net sales year-to-date rose to $143.5 million, up from $111.8 million.

•

Second-quarter gross margin decreased 250 basis points to 25.4 percent, from 27.9 percent in the prior-year period as MasterCraft’s standalone margin increase was offset by the inclusion of NauticStar. Year-to-date gross margin decreased 210 basis points.

•	Net income totaled $8.0 million for the 2018 second quarter, an increase of $4.0 million from the prior-year period. Year-to-date net income increased $4.1 million to $15.1 million.
•

Diluted earnings per share increased for the fiscal second quarter by $0.21, to $0.43, up from $0.22 in the prior-year period. Year-to-date diluted earnings per share increased to $0.81, versus $0.59 in fiscal 2017.

•	Adjusted EBITDA, a non-GAAP measure, increased to $13.6 million from $9.0 million in the prior-year second quarter. Year-to-date Adjusted EBITDA rose to $26.6 million from $22.3 million.
•

Adjusted EBITDA margin, a non-GAAP measure, decreased 20 basis points to 17.4 percent, from 17.6 percent in the prior-year second quarter period. Adjusted EBITDA margin year-to-date decreased 150 basis points to 18.5 percent, from 20.0 percent.

•

Second-quarter fully diluted pro forma Adjusted net income per share, a non-GAAP measure, increased by $0.16, to $0.42, up from $0.26 in the prior-year period, and year-to-date was up $0.19, to $0.86, versus $0.67.

•	The Tax Cuts and Jobs Act is expected to add $0.20 per share to full-year fiscal 2018 Adjusted EPS guidance.
•

The company made additional debt payments of $17.0 million during the second quarter enabled by its strong cash generation capability, which is accretive $0.02 per share to full-year fiscal 2018 Adjusted EPS guidance.

Terry McNew, MCBC Holdings, Inc. President and Chief Executive Officer, commented, “Top-line sales grew significantly in the second quarter, driven by double-digit gains on the MasterCraft side and the addition of NauticStar. As we further integrate NauticStar, we expect to realize additional efficiencies which will favorably impact margins.”

Second-Quarter Results

Net sales for the second quarter ended December 31, 2017, rose 53.4 percent, or $27.3 million to $78.4 million, compared to $51.1 million for the year-ago second quarter. The gain was primarily due to the inclusion of NauticStar which increased net sales by 39.5 percent, or $20.2 million. The remaining increase of 13.9 percent, or $7.1 million, was attributable to an increase in MasterCraft unit sales volume, favorable product mix and price increases.

For the second quarter ended December 31, 2017, gross profit increased $5.6 million, or 39.5 percent, to $19.9 million compared to $14.3 million for the prior-year second quarter. The inclusion of NauticStar contributed $3.5 million to gross profit. Growth in MasterCraft unit sales volume, a favorable product mix and price increases, offset by higher material and shipping costs, accounted for the remaining increase. Gross margin decreased to 25.4 percent for the second quarter ended December 31, 2017, compared to 27.9 percent for fiscal 2017 second quarter. The decrease was primarily due to the inclusion of NauticStar’s gross margin which is in the high-teens.

Said McNew, “We continue to see solid retail activity and are comfortable with our current inventory levels, because our dealer inventory turns are continuing to improve year-over-year. We remain optimistic about the second half of fiscal 2018 and we’re diligently working with our strong dealer network to maximize their opportunities moving forward.”

Selling and marketing expense increased $1.3 million, or 50.2 percent, to $3.7 million for the second quarter ended December 31, 2017, compared to $2.4 million for the year-earlier period. This increase resulted mainly from the inclusion of NauticStar, which added $0.6 million in selling and marketing expenses, a rise in dealer meeting costs and an increase in promotional activities related to the introduction of the redesigned 2018 MasterCraft XStar.

General and administrative expense rose by $0.2 million, or 3.7 percent, to $5.0 million for the second quarter ended December 31, 2017, compared to $4.8 million for the prior-year period. This increase resulted mainly from the inclusion of NauticStar, which added $0.8 million in general and administrative expenses, and an increase of $0.5 million for legal and advisory fees related to the NauticStar acquisition. Increases in general and administrative expenses due to NauticStar were partially offset by a $0.9 million decrease for legal and advisory fees related to Malibu Boats litigation, which was subsequently settled during the fourth quarter of fiscal 2017.

Net income totaled $8.0 million for the second quarter ended December 31, 2017, versus $4.0 million for the year-earlier period driven by the inclusion of NauticStar and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted net income of $7.8 million, or $0.42 per share, on a fully diluted, pro forma weighted average share count of 18.8 million shares, was computed using the company’s estimated annual effective tax rate of about 29 percent, which due to the Tax Cuts and Jobs Act, is expected to be lowered to about  24 percent for fiscal 2019. This compares with Adjusted net income of $4.9 million, or $0.26 per share, in the prior-year period.

EBITDA was $12.3 million for the second quarter ended December 31, 2017, compared to $7.9 million in the prior-year period. Adjusted EBITDA margin was 17.4 percent, from 17.6 percent in the prior-year period. Adjusted EBITDA was $13.6 million, versus $9.0 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal Year-to-Date Results

Net sales for the fiscal year-to-date period ended December 31, 2017, increased 28.3 percent, or $31.7 million, to $143.5 million compared to $111.8 million for the year-earlier period. The gain was primarily due to the inclusion of NauticStar which increased net sales by 18.1 percent, or $20.2 million. The remaining gain of 10.2 percent, or $11.5 million, was attributable to MasterCraft primarily due to an increase in sales volume, favorable product mix and price increases.

For the fiscal year-to-date period ended December 31, 2017, gross profit increased $6.0 million, or 18.7 percent, to $38.1 million, compared to $32.1 million for the prior-year period. The inclusion of NauticStar contributed $3.5 million to gross profit. The remaining increase stemmed from gains in MasterCraft unit sales volume and favorable pricing, partially offset by higher material and shipping costs. Gross margin decreased to 26.6 percent for the fiscal year-to-date period ended December 31, 2017, compared to 28.7 percent for the fiscal 2017 year-to-date period. The decrease was primarily due to the inclusion of NauticStar’s gross margin which is in the high-teens.

Selling and marketing expense increased $1.9 million, or 42.5 percent, to $6.4 million for the fiscal year-to-date period ended December 31, 2017, compared to $4.5 million for the prior-year period. This increase resulted mainly from the inclusion of NauticStar, which added $0.6 million in selling and marketing expenses, a rise in dealer meeting costs and an increase in promotional activities related to the introduction of the redesigned 2018 MasterCraft XStar.

General and administrative expense increased by $0.4 million, or 4.7 percent, to $9.3 million for the fiscal year-to-date period ended December 31, 2017, compared to $8.9 million for the fiscal 2017 six months. This increase resulted mainly from the inclusion of NauticStar, which increased general and administrative expenses by $0.8 million, and included a $1.4 million increase in for legal and advisory fees. These were partially offset by a decrease of $1.7 million for legal and advisory fees related to Malibu Boats litigation, which was settled during the fourth quarter of fiscal 2017.

For the fiscal year-to-date period ended December 31, 2017, net income totaled $15.1 million, versus $11.0 in the fiscal 2017 year-to-date period driven by the inclusion of NauticStar and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted net income of $16.1 million, or $0.86 per share, for the six-month period, on a fully diluted, pro forma weighted average share count of 18.8 million shares, was computed using the company’s estimated normalized annual effective tax rate of about 29 percent, which due to the Tax Cuts and Jobs Act, is expected to be lowered to about 24 percent for fiscal 2019. This compares with Adjusted net income of $12.5 million, or $0.67 per share, in the prior-year period.

For the fiscal year-to-date period ended December 31, 2017, EBITDA was $24.1 million, compared to $20.3 million in the prior-year period. Adjusted EBITDA margin was 18.5 percent, from 20.0 percent in the prior-year period. Adjusted EBITDA was $26.6 million, from $22.3 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Market Milestones

NauticStar

In October 2017, MCBC Holdings acquired NauticStar, a leading manufacturer and distributor of 18- to 28-foot, high-quality bay boats, deck boats and offshore center console boats. With more than 15 years of boat manufacturing experience—including a 200,000 square-foot manufacturing facility—NauticStar has a reputation for reliability, quality and consistency, with a loyal network of dealers and customers including professional and sport fishermen, and recreational and pleasure boating enthusiasts.

Since acquiring NauticStar, MCBC Holdings has made significant progress leveraging its industry-leading strengths in operational excellence and financial management to further improve NauticStar’s output, quality and margin.

Said McNew, “NauticStar has given us a key presence in two of the boating industry’s fastest growing segments. Since bringing their team on board, we have laid out a new production process, increased daily production volume with plans to increase daily count further in our fiscal fourth quarter.  Additionally, we’ve added new NauticStar dealers in North America with a goal of adding 20+ dealer locations over the next 12-18 months. We look forward to continuing their rapid growth.”

MasterCraft

Recently, MasterCraft introduced the new XT25, its largest multi-purpose crossover boat. Completing the XT series lineup as its fifth and largest addition, the XT25 welcomes a crew of up to 18 with a traditional bow and new interior layout offering more rear-facing seating than ever before, enhancing socialization and wake action spectating. The XT25’s two new rear-facing seat designs include a standard flip-up rear facing seat that can convert into a bench seat and an optional starboard pull-up, rear-facing seat with a raising backrest that also converts into a bench seat.

Said McNew, “We’re very excited to bring the 25-foot XT25 to market, capping the high end of our do-everything XT crossover boat line. This boat offers leading all-around towboat performance and passenger capacity. Our XT series boats continue to set the industry standard in premium features and performance for all towboat activities at a more approachable price. Early dealer and customer feedback has been overwhelmingly positive.”

Outlook

Concluded McNew, “Given our strong second-quarter performance, we are very optimistic about prospects for the second half of fiscal 2018. And we remain committed to our five-pronged growth strategy: developing new and innovative products; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For full fiscal year 2018 guidance, MCBC Holdings now expects net sales growth to be in the high 30-percent range including nine months of NauticStar’s projected net sales. Both MasterCraft and NauticStar’s top lines are growing in the high-single to low double digit range compared to the prior year. Adjusted EBITDA margins for MasterCraft, excluding NauticStar, are expected to grow to the mid-19 percent range from 19.0 percent in 2017.  After taking the dilutive effect of the NauticStar acquisition, consolidated EBITDA margins are expected to be in the high 17-percent range. Adjusted EPS is expected to grow in the low-  to mid-40 percent range. NauticStar is expected to provide accretion of $0.15 to $0.20 per share during the nine months post acquisition.

For the fiscal 2018 third quarter, MCBC Holdings expects net sales growth in the low 50-percent range and Adjusted EBITDA margin to be above 17 percent. Adjusted EPS is expected to grow in the low-  to mid-60 percent range.

Conference Call and Webcast Information

MCBC Holdings, Inc. will host a live conference call and webcast to discuss fiscal second-quarter results today, February 8, 2018, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 7789176. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 7789176. The audio replay will be available beginning at 8 p.m. ET on Thursday, February 8, 2018, through 11:59 p.m. ET on Thursday, February 22, 2018.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent entity of MasterCraft Boat Company and NauticStar.

About MasterCraft

MasterCraft is a world-renowned innovator, designer, manufacturer and marketer of premium performance sport boats. Founded in 1968, the company has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

About NauticStar

Founded in 2002, NauticStar is located on 17 acres in Amory, Mississippi. With more than 200,000 square feet of manufacturing floor space, NauticStar is one of the top producers of high quality bay boats, deck boats and offshore center console boats from 18 to 28 feet. Professional and sport fishermen, recreational and pleasure boating enthusiasts appreciate the many standard and available features that are offered by NauticStar for a customized fit for their lifestyle. For more information on NauticStar, visit www.NauticStarBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2018 outlook and key growth initiatives; the anticipated impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2018.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of NauticStar, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2017, in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017, filed with the SEC on November 13, 2017 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

Results of Operations for the Three and Six Months Ended December 31, 2017

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	December 31,	January 1,	December 31,	January 1,
	2017	2017	2017	2017

Net sales	$78,435	$51,134	$143,484	$111,823
Cost of sales	58,501	36,848	105,387	79,728
Gross profit	19,934	14,286	38,097	32,095
Operating expenses:
Selling and marketing	3,672	2,444	6,409	4,498
General and administrative	4,955	4,776	9,290	8,869
Amortization of intangible assets	525	27	552	54
Total operating expenses	9,152	7,247	16,251	13,421
Operating income	10,782	7,039	21,846	18,674
Other expense:
Interest expense	1,139	512	1,630	1,123
Income before income tax expense	9,643	6,527	20,216	17,551
Income tax expense	1,634	2,496	5,161	6,537
Net income	$8,009	$4,031	$15,055	$11,014

Earnings per common share:
Basic	$0.43	$0.22	$0.81	$0.59
Diluted	$0.43	$0.22	$0.81	$0.59
Weighted average shares used for computation of:
Basic earnings per share	18,619,834	18,592,936	18,617,467	18,592,372
Diluted earnings per share	18,702,352	18,605,078	18,694,489	18,598,841

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 31,	June 30,
	2017	2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,250	$4,038
Accounts receivable — net of allowances of $61 and $82, respectively	1,917	3,500
Inventories — net	18,283	11,676
Prepaid expenses and other current assets	3,021	2,438
Total current assets	29,471	21,652
Property, plant and equipment — net	19,533	14,827
Intangible assets — net	52,090	16,643
Goodwill	66,818	29,593
Deferred debt issuance costs — net	428	481
Other	302	125
Total assets	$168,642	$83,321
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,800	$11,008
Income tax payable	2,413	780
Accrued expenses and other current liabilities	27,446	21,410
Current portion of long term debt, net of unamortized debt issuance costs	5,072	3,687
Total current liabilities	47,731	36,885
Long term debt, net of unamortized debt issuance costs	89,905	30,790
Deferred income taxes	266	953
Unrecognized tax positions	3,439	2,932
Total liabilities	141,341	71,560
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,679,131 shares at December 31, 2017 and 18,637,445 shares at June 30, 2017	187	186
Additional paid-in capital	113,429	112,945
Accumulated deficit	(86,315)	(101,370)
Total stockholders' equity	27,301	11,761
Total liabilities and stockholders' equity	$168,642	$83,321

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	December 31,	January 1,	%	December 31,	January 1,	%
	2017	2017	Variance	2017	2017	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	675	631	7.0%	1,450	1,349	7.5%
NauticStar	526	—		526	—
MasterCraft sales	$58,239	$51,134	13.9%	$123,288	$111,823	10.3%
NauticStar sales	$20,196	$—		$20,196	$—
Consolidated sales	$78,435	$51,134	53.4%	$143,484	$111,823	28.3%
Per Unit:
MasterCraft sales	$86	$81	6.2%	$85	$83	2.4%
NauticStar sales	$38	$—		$38	$—
Consolidated sales	$65	$81	(19.4)%	$73	$83	(12.4)%
Gross margin	25.4%	27.9%		26.6%	28.7%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses related to the company’s follow-on offering, transaction expenses associated with the acquisition of NauticStar, acquisition related inventory step up adjustment and our stock-based compensation. We define Adjusted net income as net income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses related to the company’s follow-on offering, transaction expenses associated with the acquisition of NauticStar, our stock-based compensation and an adjustment for income tax expense at a normalized annual effective tax rate. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and Adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented in this release have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
	(Unaudited)
	(Dollars in thousands)
Net income	$8,009	$4,031	$15,055	$11,014
Income tax expense	1,634	2,496	5,161	6,537
Interest expense	1,139	512	1,630	1,123
Depreciation and amortization	1,478	825	2,210	1,622
EBITDA	12,260	7,864	24,056	20,296
Transaction expense(a)	605	5	1,486	59
Inventory step-up adjustment – acquisition related(b)	501	—	501	—
Litigation charge(c)	—	944	—	1,653
Stock-based compensation	264	186	528	305
Adjusted EBITDA	$13,630	$8,999	$26,571	$22,313
Adjusted EBITDA margin(d)	17.4%	17.6%	18.5%	20.0%

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents fees and expenses related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted net income for the periods indicated:

	Three Months Ended			Six Months Ended
	December 31, 2017	October 1, 2017	January 1, 2017	December 31, 2017	January 1, 2017
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)
Net income	$8,009	$7,046	$4,031	$15,055	$11,014
Income tax expense	1,634	3,527	2,496	5,161	6,537
Transaction expense(a)	605	881	5	1,486	59
Inventory step-up adjustment – acquisition related(b)	501	—	—	501	—
Litigation charge(c)	—	—	944	—	1,653
Stock-based compensation	264	264	186	528	305
Adjusted net income before income taxes(d)	11,013	11,718	7,662	22,731	19,568
Adjusted income tax expense(e)	3,194	3,398	2,758	6,592	7,044
Adjusted net income	$7,819	$8,320	$4,904	$16,139	$12,524

Pro-forma Adjusted net income per common share
Basic	$0.42	$0.45	$0.26	$0.87	$0.67
Diluted	$0.42	$0.44	$0.26	$0.86	$0.67
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(f)	18,619,834	18,619,834	18,593,296	18,619,834	18,593,296
Diluted Adjusted net income per share(f)	18,792,214	18,798,236	18,711,764	18,795,225	18,695,528
(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)	Excludes $0.5 million of amortization charges for acquired intangible assets incurred during the second quarter of fiscal 2018.
(e)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(f)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 59,297 shares of restricted stock awards, 59,148 performance stock units and 53,935 shares for the dilutive effect of stock options. The average of the prior quarters is used for computation of the six months ended periods.

The following table shows the reconciliation of diluted net income per share to  diluted pro forma Adjusted net income per share for the periods presented:

	Three Months Ended			Six Months Ended
	December 31, 2017	October 1, 2017	January 1, 2017	December 31, 2017	January 1, 2017
	(Unaudited)
Net income per diluted share	$0.43	$0.38	$0.22	$0.81	$0.59
Impact of adjustments:
Income tax expense	0.09	0.19	0.14	0.28	0.35
Transaction expense(a)	0.03	0.05	—	0.08	—
Inventory step-up adjustment – acquisition related(b)	0.03	—	—	0.03	—
Litigation charge(c)	—	—	0.05	—	0.09
Stock-based compensation	0.01	0.01	0.01	0.03	0.02
Net income per diluted share before income taxes(d)	0.59	0.63	0.42	1.23	1.05
Impact of adjusted income tax expense on net income per diluted share before income taxes(e)	(0.17)	(0.18)	(0.15)	(0.35)	(0.38)
Impact of increased share count(f)	—	(0.01)	(0.01)	(0.02)	—
Adjusted Net Income per diluted pro-forma weighted average share	0.42	0.44	0.26	0.86	0.67

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)	Excludes $0.5 million of amortization charges for acquired intangible assets incurred during the second quarter of fiscal 2018.
(e)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(f)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

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